Exhibit 99.1
Press Release

LIBERTY GLOBAL REPORTS FIRST QUARTER 2012 RESULTS
Record Subscriber Growth
Accelerating Revenue Growth
Mid-Teens Adjusted Free Cash Flow Growth

Englewood, Colorado – May 10, 2012: Liberty Global, Inc. (“Liberty Global,” “LGI,” or the “Company”) (NASDAQ: LBTYA, LBTYB and LBTYK), today announces financial and operating results for the three months ended March 31, 2012 (“Q1”). Highlights for Q1 are compared to the same period for 2011 (unless noted), include:1

•	Organic RGU[2] additions increased 71% to 445,000

•	Revenue of $2.54 billion, representing rebased[3] growth of 5.5%

•	Operating Cash Flow (“OCF”)[4] of $1.20 billion, reflecting rebased growth of 3.1%

•	Operating income increased 14% to $494 million

•	Adjusted Free Cash Flow (“Adjusted FCF”)[5] of $279 million, up 15%

Liberty Global’s President and CEO Mike Fries commented, “We had the best quarter in the company’s history for broadband and telephony RGU additions, which drove a record result for LGI’s overall subscriber growth in the quarter as we continue leveraging our superior triple-play bundles. This robust volume growth fueled further acceleration of our revenue, representing our best revenue result in six quarters. Our rebased OCF growth in the quarter reflected, in part, higher year-over-year subscriber acquisition and marketing costs, although our adjusted quarterly FCF growth was consistent with our mid-teens guidance target for 2012. We feel optimistic about our outlook and are reconfirming all of our full-year guidance targets.”
“On the M&A front, the highlight of the quarter was the final regulatory approval for the sale of our Australian pay-TV business. In terms of our other M&A activity, it’s important to note that Q1 2012 is our first full quarter of results that include KBW in Germany, and together with Unitymedia, creates the most dynamic and fastest growing cable asset in Germany. The integration of our two German operations is well underway, and we're excited about the growth potential of the combined business.”
“We finished the first quarter with $1.7 billion of cash and equivalents on our balance sheet, and adjusting for the approximate $1.1 billion of Austar proceeds, our pro forma consolidated liquidity at March 31, 2012 would have been $4.8 billion, including approximately $2.8 billion of cash and equivalents. Our debt maturity schedule remains well-extended, as 95% of our total debt is due in 2016 and beyond. With our current liquidity and free cash flow profile, we have ample capacity to opportunistically pursue acquisitions and shrink our equity. Through March 31, 2012, we repurchased $232 million of equity and remain daily buyers of our stock, as we track to complete our $1.0 billion repurchase target for 2012.”

Subscriber Statistics

At March 31, 2012, we provided service to 33.4 million RGUs, consisting of 18.4 million video, 8.5 million broadband internet and 6.5 million telephony RGUs. As compared to our RGU count at December 31, 2011, our RGUs increased by 586,000 during the first quarter of 2012. This increase includes 445,000 organic RGU additions and 136,000 RGUs that were added effective January 1, 2012, when we began counting small office home office (“SOHO”) RGUs for external reporting purposes.6
Our customer base at March 31, 2012 totaled 19.6 million customers, including 11.2 million single-play, 2.9 million double-play and 5.5 million triple-play customers. This translates into 43% of our customer base subscribing to more than one product or, a bundling ratio of 1.70 products per customer. The success of our bundles, which leverage our “3.0” speed advantage, has been a key factor in driving our triple-play penetration from 23% to 28% of our customer base in just the last twelve months.
For the quarter ended March 31, 2012, our organic RGU additions totaled 445,000 RGUs, of which approximately 18,000 were SOHO RGUs. These record RGU additions reflect growth of 17% or 65,000 RGUs above our strong performance in the fourth quarter of 2011 and 71% or 185,000 RGUs above our first quarter 2011 additions. The principal contributor to our record setting quarter was our German operation, which accounted for 219,000 RGUs or 49% of our consolidated RGU total during Q1 2012. In this regard, KBW, in its first full quarter, added 80,000 RGUs, while Unitymedia, demonstrating the success of its “Go-for-Growth” strategy, delivered its best quarterly result ever, with 139,000 RGU additions. Another notable contributor to our Q1 performance was our Swiss operation, which added 29,000 RGUs in the quarter. This result more than tripled their Q1 2011 additions and was its best quarter in four years. In addition to our western European operations,7 our Central and Eastern European (“CEE”) and Chilean operations gained 54,000 and 30,000 RGUs, respectively, reflecting year-over-year improvement of 67% and 26%, respectively.
In terms of video, we experienced a loss of 86,000 RGUs, as compared to a loss of 85,000 RGUs for the comparable prior year period, despite a video base which is now 15% larger, mainly as a result of the KBW acquisition. In addition, we added 279,000 digital cable subscribers during the quarter, ending the period with digital penetration8 of 47%. Our digital cable additions are a reflection in part of our focus on improving the video experience through time shifting and on-demand functionalities, along with the expansion of our HD channel line-ups and premium tiers. Of our 8.4 million digital cable subscribers, approximately 4.4 million or 52% have selected our HD and/or DVR service.9 As we look forward, we anticipate our commercial deployment of the Horizon platform will begin in Q3 in the Netherlands, followed by Switzerland.
We added 254,000 broadband internet and 277,000 telephony subscribers in the first quarter of 2012, representing year-over-year growth of 34% and 79%, respectively. Excluding KBW’s contribution of 37,000 broadband internet and 39,000 telephony subscribers in the quarter, our growth would have been 14% and 54%, respectively, driven by improvement in both western Europe and CEE. In particular, our improvement in telephony additions across most of our footprint stemmed from traction with our superior triple-play bundles. At March 31, 2012, we had aggregate broadband internet and telephony penetrations10 of 27% and 21%, respectively. In light of these figures, we believe we have an opportunity to further drive these penetrations on the strength of our bundled offers, whereby we can capitalize on our speed leadership and the ability to add attractively-priced telephony products to the bundle.
Revenue

For the three months ended March 31, 2012, our consolidated revenue increased by 12% to $2.54 billion, as compared to $2.26 billion for the three months ended March 31, 2011. The revenue increase was driven primarily by the addition of KBW and Aster for the full quarter in 2012 and organic revenue growth, offset by negative foreign currency movements (“FX”). Excluding the impact of acquisitions and FX, we achieved rebased revenue growth of 6% for the three months ended March 31, 2012, as compared to the corresponding period in 2011. This quarterly result represents our highest quarterly growth since the third quarter of 2010, and was helped by accelerating top-line performance in broadband and telephony stemming from our particularly strong RGU performance in the second half of 2011 and the first quarter of 2012, as well as the inclusion of KBW’s rebased growth.

During the first quarter of 2012, our western European operations achieved year-over-year rebased growth of 7%, led by our German and Belgian operations, both of which delivered 10% rebased growth. Additionally, our Swiss operation continues to gain momentum, generating 3% rebased revenue growth in Q1, its best quarterly result in three-and-a-half years. Similar to our western European performance, our Chilean business generated rebased revenue growth of 7% in Q1 2012, reflecting continued strength in consumer demand and the positive impact of nearly 120,000 net adds in the last twelve months. Finally, our CEE operations delivered close to flat rebased revenue growth in the quarter, which was comparable to our Q4 2011 rebased performance.

Operating Cash Flow

As compared to the corresponding prior year period, our OCF increased 13% to $1.20 billion for the three months ended March 31, 2012. This year-over-year increase was driven by the impact of acquisitions, principally KBW and Aster, and to a lesser extent, organic growth, and was partially offset by a strengthening U.S. dollar. Adjusting for FX and acquisitions, we delivered rebased OCF growth of 3% for the quarter, led by our western European operations, which achieved 5% rebased growth. Of particular note, our German, Belgian, and Dutch operations, which represent over 60% of our consolidated OCF, each generated rebased OCF of 6% in the quarter. Rounding out our remaining operations, our CEE and Chilean operations posted OCF declines of 1% and 10%, respectively, with our Chilean growth adversely impacted by pre-launch costs from its wireless project. Excluding higher incremental wireless costs of approximately $9 million, our consolidated year-over-year rebased growth at LGI would have increased to 4% for the three months ended March 31, 2012.

In addition to the impact of our Chilean wireless project, our consolidated Q1 2012 rebased OCF growth rate was also impacted by higher customer acquisition and marketing costs, including costs related to our successful “Go for Growth” strategy at Unitymedia, and approximately $13 million of costs incurred during Q1 2012 in connection with the Belgian football programming rights. Adjusting for these factors, our Q1 rebased OCF growth rate would have been meaningfully higher.

Our consolidated OCF margin11 for the three months ended March 31, 2012 was 47.1%, as compared to 47.0% for the three months ended March 31, 2011. Our Q1 2012 OCF margin was helped by the positive contribution of KBW in the quarter, but was unfavorably impacted by the factors discussed above. Our European operations posted an OCF margin of 51.2% (50.3% excluding KBW) for the three months ended March 31, 2012, as compared to 50.9% for the corresponding prior year period, with year-over-year margin improvement in each of our European segments, with the exceptions of Germany and Belgium.

Operating Income

For the three months ended March 31, 2012, our operating income increased 14% to $494 million, as compared to $433 million, respectively, for the three months ended March 31, 2011. This increase was driven by higher revenue, as operating income measured as a percentage of revenue was 19% for both first quarter periods.

Net Earnings/Loss Attributable to LGI Stockholders

We reported a net loss attributable to LGI stockholders of $25 million or $0.09 per diluted share for the three months ended March 31, 2012. This compares to net earnings attributable to LGI stockholders of $342 million or $1.22 per diluted share for the respective 2011 period. The resultant year-over-year decline was due largely to higher realized and unrealized losses on derivative instruments.

Our diluted per share calculations utilized weighted average common shares of 273 million and 289 million for the three months ended March 31, 2012 and 2011, respectively. As of May 7, 2012, we had 270 million shares outstanding, reflecting a modest decline from our 273 million shares outstanding at February 16, 2012.

Capital Expenditures and Free Cash Flow

Notwithstanding our strong RGU growth, we remain disciplined on capital spending. For the three months ended March 31, 2012, we incurred capital expenditures of $521 million or 21% of revenue, as compared to $490 million or 22% of revenue for the corresponding prior year period. The modest decline as a percentage of revenue was due to lower year-over-year capital expenditures as a percentage of revenue in our European operations. This decline was achieved despite the fact that our fast-growing German operation, which accounted for approximately 26% of our aggregate capital expenditures during Q1 2012, reported capital expenditures as a percentage of revenue of 24% for Q1 2012. In terms of our overall additions to property and equipment in Q1 2012, approximately 57% was attributable to customer premises equipment and scalable infrastructure, 29% pertained to line extensions and upgrade/rebuild activity and the remaining 14% was largely related to support capital.

We generated $242 million of Free Cash Flow for the three months ended March 31, 2012, a 7% increase compared to $226 million in FCF for the three months ended March 31, 2011. This growth was driven by a 9% increase in our net cash provided by operating activities of continuing operations, partially offset by a 6% increase in capital expenditures. The increase in our cash provided by operations is attributable to our increased OCF, as this factor more than offset an increase in our net interest and derivative payments. On an adjusted basis, which excludes costs associated with our Chilean wireless project and, during the 2011 period, certain Unitymedia derivative payments, we achieved Adjusted FCF of $279 million in Q1 2012, a 15% improvement over our Adjusted FCF of $243 million in Q1 2011. Our growth in both FCF and Adjusted FCF was slightly impacted by year-over-year foreign currency movements. For the remainder of 2012, we would expect that our Adjusted FCF will be substantially weighted to the fourth quarter, as compared to the second and third quarters.

Leverage and Liquidity

At March 31, 2012, we had total debt12 of $25.2 billion and cash and cash equivalents of $1.7 billion, largely in-line with our debt and cash positions at year-end 2011. These figures translate into consolidated gross and net leverage ratios13 of approximately 5.3x and 4.9x, respectively. After excluding the $1.1 billion loan that is backed by the shares we hold in Sumitomo Corporation, our adjusted gross and net debt ratios decline to 5.0x and 4.7x, respectively, which is at the upper-end of our target leverage range.

In the first quarter, we completed opportunistic transactions at the UPC credit group and Telenet, further improving our consolidated maturity profile. As of March 31, 2012, approximately 95% of our consolidated debt was due in 2016 and beyond, which compares to approximately 85% as reported at March 31, 2011. Similar to the end of 2011, our fully-swapped borrowing cost14 remained approximately 8.0% at March 31, 2012. Subsequent to quarter end, we completed debt exchange and redemption transactions involving our two German credit pools (Unitymedia and KBW). As a result, we have now combined these operations into one funding pool.

In terms of our liquidity situation, we ended the first quarter with approximately $3.7 billion of consolidated liquidity.15 This consisted of consolidated cash of $1.7 billion, of which we held $846 million at the parent level and $816 million at our operating subsidiaries, and $2.0 billion in aggregate borrowing capacity, as represented by the maximum undrawn commitment under each of our credit facilities.16 In addition, in the second quarter, we expect to receive approximately $1.1 billion in cash proceeds from the disposition of our Austar interest, which would further increase our consolidated cash and liquidity position.

About Liberty Global

Liberty Global is the leading international cable operator offering advanced video, voice and broadband internet services to connect its customers to the world of entertainment, communications and information. As of March 31, 2012, Liberty Global’s continuing businesses operated state-of-the-art networks serving 20 million customers across 13 countries principally located in Europe and Chile. Liberty Global’s operations also include significant programming businesses such as Chellomedia in Europe.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including our expectations with respect to our 2012 outlook and future growth prospects, including our expectations for continued organic growth in subscribers, the penetration of our advanced services, and our ARPU per customer; our expectations with respect to the pending disposition of Austar; our assessment of the strength of our balance sheet, our liquidity and access to capital markets, including our borrowing availability, potential uses of our excess capital, including for acquisitions and continued stock buybacks, our ability to continue to do opportunistic refinancings and debt maturity extensions and the adequacy of our currency and interest rate hedges; our expectations with respect to the timing and impact of our expanded roll-out of advanced products and services, including our Horizon platform and our Chilean wireless service; our insight and expectations regarding competitive and economic factors in our markets, the availability of accretive M&A opportunities and the impact of our M&A activity on our operations and financial performance and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the continued use by subscribers and potential subscribers of the Company's services and willingness to upgrade to our more advanced offerings, our ability to meet challenges from competition and economic factors, the continued growth in services for digital television at a reasonable cost, the effects of changes in technology, law and regulation, our ability to obtain regulatory approval and satisfy the conditions necessary to close acquisitions and dispositions, our ability to achieve expected operational efficiencies and economies of scale, our ability to generate expected revenue and operating cash flow, control capital expenditures as measured by percentage of revenue, achieve assumed margins and control the phasing of our FCF, our ability to access cash of our subsidiaries and the impact of our future financial performance and market conditions generally, on the availability, terms and deployment of capital, fluctuations in currency exchange and interest rates, the continued creditworthiness of our counterparties, the ability of vendors and suppliers to timely meet delivery requirements, as well as other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission (“SEC”) including our most recently filed Forms 10-K and 10-Q. These forward-looking statements speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

For more information, please visit www.lgi.com or contact:

Investor Relations:		Corporate Communications:
Christopher Noyes	+ 1 303.220.6693	Hanne Wolf	+1 303.220.6678
		Bert Holtkamp	+31 20.778.9800

_________________________________________

1
We began accounting for Austar as a discontinued operation effective December 31, 2011. The results of operations, subscriber metrics and cash flows of Austar have been classified as a discontinued operation for all periods presented. Accordingly, the financial and statistical information presented herein includes only our continuing operations, unless otherwise indicated.

2
Please see page 20 for the definition of revenue generating units (“RGUs”). Organic figures exclude RGUs of acquired entities at the date of acquisition but include the impact of changes in RGUs from the date of acquisition. All subscriber/RGU additions or losses refer to net organic changes, unless otherwise noted.

3
For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during 2011 and 2012, we have adjusted our historical revenue and OCF for the three months ended March 31, 2011 to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2011 and 2012 in the respective 2011 rebased amounts to the same extent that the revenue and OCF of such entities are included in our 2012 results, (ii) exclude a small disposition to the extent that the revenue and OCF are included in our 2011 results and (iii) reflect the translation of our rebased amounts for the 2011 period at the applicable average exchange rates that were used to translate our 2012 results. Please see page 10 for supplemental information.

4	Please see page 12 for our operating cash flow definition and the required reconciliation.

5
Free Cash Flow (“FCF”) is defined as net cash provided by our operating activities, plus (i) excess tax benefits related to the exercise of stock incentive awards and (ii) cash payments for direct acquisition costs, less (a) capital expenditures, as reported in our consolidated cash flow statements, (b) principal payments on vendor financing obligations and (c) principal payments on capital leases (exclusive of our network lease in Belgium and our duct leases in Germany), with each item excluding any cash provided or used by our discontinued operations.  We also present Adjusted FCF, which adjusts FCF to eliminate the incremental FCF deficit associated with the VTR Wireless SA (“VTR Wireless”) mobile initiative and, during the 2011 period, the payments associated with the capital structure of the predecessor of Unitymedia (“Old Unitymedia”). Please see page 14 for more information on FCF and Adjusted FCF and the required reconciliations.

6
Certain of our business-to-business (“B2B”) revenue is derived from SOHO subscribers that receive video, internet or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. Effective January 1, 2012, we recorded non-organic adjustments to begin including the SOHO subscribers of our UPC Broadband Division in our RGU and customer counts. As a result, all of our operations now include SOHO subscribers in their respective RGU and customer counts. With the exception of our B2B SOHO subscribers, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes. All RGU, customer, bundling and ARPU amounts presented for periods prior to January 1, 2012 have not been restated to reflect this change.

7
References to western Europe include our operations in Germany, the Netherlands, Switzerland, Austria and Ireland, as well as in Belgium. References to our Western Europe reporting segment include the aforementioned countries, with the exception of Belgium.

8	Digital penetration is calculated by dividing the number of digital cable RGUs by the total number of digital and analog cable RGUs.

9	HD and DVR refer to high definition and digital video recorder services, respectively.

10	Broadband internet and telephony penetrations are calculated by dividing the number of broadband internet or telephony RGUs by the number of respective homes serviceable.

11	OCF margin is calculated by dividing OCF by total revenue for the applicable period.

12	Total debt includes capital lease obligations.

13
Our gross and net debt ratios are defined as total debt and net debt to annualized OCF of the latest quarter. Net debt is defined as total debt less cash and cash equivalents. For our adjusted ratios, the debt amount excludes the $1.1 billion loan that is backed by the shares we hold in Sumitomo Corporation.

14
Our fully-swapped debt borrowing cost represents the weighted average interest rate on our aggregate variable and fixed rate indebtedness (excluding capital lease obligations), including the effects of derivative instruments, original issue premiums or discounts and commitment fees, but excluding the impact of financing costs.

15
Liquidity refers to our consolidated cash and cash equivalents plus our aggregate unused borrowing capacity, as represented by the maximum undrawn commitments under our subsidiaries' applicable facilities without regard to covenant compliance calculations.

16
The $2.0 billion amount reflects the aggregate unused borrowing capacity, as represented by the maximum undrawn commitments under our subsidiaries' applicable facilities without regard to covenant compliance calculations. Upon completion of Q1 compliance reporting, we would expect to be able to borrow approximately $789 million of this aggregate borrowing capacity.

Liberty Global, Inc.
Condensed Consolidated Balance Sheets
(unaudited)

	March 31, 2012	December 31, 2011
	in millions
ASSETS
Current assets:
Cash and cash equivalents	$1,662.4	$1,651.2
Restricted cash	17.0	86.1
Trade receivables, net	797.5	910.5
Deferred income taxes	173.6	345.2
Current assets of discontinued operation	317.8	275.6
Other current assets	436.9	506.5
Total current assets	3,405.2	3,775.1

Investments	1,040.7	975.2
Property and equipment, net	13,293.5	12,868.4
Goodwill	13,808.5	13,289.3
Intangible assets subject to amortization, net	2,792.9	2,812.5
Long-term assets of discontinued operation	767.2	770.1
Other assets, net	1,685.6	1,918.6

Total assets	$36,793.6	$36,409.2
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$592.5	$645.7
Deferred revenue and advance payments from subscribers and others	995.3	847.6
Current portion of debt and capital lease obligations	215.0	184.1
Derivative instruments	593.8	601.2
Accrued interest	325.0	295.4
Accrued programming	242.6	213.1
Current liabilities of discontinued operation	111.8	114.1
Other accrued and current liabilities	1,356.8	1,268.6
Total current liabilities	4,432.8	4,169.8

Long-term debt and capital lease obligations	24,966.3	24,573.8
Long-term liabilities of discontinued operation	750.0	746.5
Other long-term liabilities	3,929.6	3,987.7
Total liabilities	34,078.7	33,477.8

Commitments and contingencies

Equity:
Total LGI stockholders	2,531.8	2,805.4
Noncontrolling interests	183.1	126.0
Total equity	2,714.9	2,931.4

Total liabilities and equity	$36,793.6	$36,409.2

Liberty Global, Inc.
Condensed Consolidated Statements of Operations
(unaudited)

	Three months ended March 31,
	2012	2011
	in millions, except per share amounts
Revenue	$2,537.0	$2,257.9

Operating costs and expenses:
Operating (other than depreciation and amortization) (including stock-based compensation)	897.7	812.0
Selling, general and administrative (including stock-based compensation)	471.4	417.9
Depreciation and amortization	670.7	589.0
Impairment, restructuring and other operating charges, net	2.9	6.1
	2,042.7	1,825.0
Operating income	494.3	432.9

Non-operating income (expense):
Interest expense	(418.1)	(347.2)
Interest and dividend income	19.0	20.2
Realized and unrealized losses on derivative instruments, net	(614.1)	(10.7)
Foreign currency transaction gains, net	479.0	384.2
Realized and unrealized gains (losses) due to changes in fair values of certain investments and debt, net	50.9	(93.6)
Losses on debt modifications and extinguishments	(6.8)	(19.3)
Other expense, net	(0.3)	(3.3)
	(490.4)	(69.7)
Earnings from continuing operations before income taxes	3.9	363.2
Income tax expense	(33.1)	(28.5)
Earnings (loss) from continuing operations	(29.2)	334.7
Earnings from discontinued operation, net of taxes	38.1	89.3
Net earnings	8.9	424.0
Net earnings attributable to noncontrolling interests	(34.0)	(81.6)
Net earnings (loss) attributable to LGI stockholders	$(25.1)	$342.4

Diluted earnings (loss) attributable to LGI stockholders per share:
Continuing operations	$(0.17)	$1.05
Discontinued operation	0.08	0.17
	$(0.09)	$1.22

Liberty Global, Inc.
Condensed Consolidated Statements of Cash Flows
(unaudited)

	Three months ended March 31,
	2012	2011
Cash flows from operating activities:	in millions
Net earnings	$8.9	$424.0
Earnings from discontinued operation	(38.1)	(89.3)
Earnings (loss) from continuing operations	(29.2)	334.7
Adjustments to reconcile earnings (loss) from continuing operations to net cash provided by operating activities	784.0	359.7
Net cash provided by operating activities of discontinued operation	51.0	40.5
Net cash provided by operating activities	805.8	734.9

Cash flows from investing activities:
Capital expenditures	(521.3)	(489.6)
Cash paid in connection with acquisitions, net of cash acquired	(32.3)	(50.7)
Increase in KBW Escrow Account	—	(1,649.3)
Other investing activities, net	11.9	16.9
Net cash provided (used) by investing activities of discontinued operation	(24.3)	101.1
Net cash used by investing activities	(566.0)	(2,071.6)

Cash flows from financing activities:
Repayments and repurchases of debt and capital lease obligations	(1,106.4)	(2,547.7)
Borrowings of debt	1,054.6	2,929.4
Repurchase of LGI common stock	(230.5)	(202.5)
Change in cash collateral	64.0	—
Payment of financing costs and debt premiums	(20.0)	(17.7)
Payment of net settled employee withholding taxes on stock incentive awards	(6.6)	(28.3)
Excess tax benefits from stock-based compensation	0.5	20.2
Other financing activities, net	(0.3)	0.6
Net cash used by financing activities of discontinued operation	—	(24.0)
Net cash provided (used) by financing activities	(244.7)	130.0

Effect of exchange rate changes on cash:
Continuing operations	42.5	142.2
Discontinued operation	2.0	4.1
Total	44.5	146.3

Net increase (decrease) in cash and cash equivalents:
Continuing operations	10.9	(1,182.1)
Discontinued operation	28.7	121.7
Net increase (decrease) in cash and cash equivalents	39.6	(1,060.4)

Cash and cash equivalents:
Beginning of period	1,860.1	3,847.5
End of period	1,899.7	2,787.1
Less cash and cash equivalents of discontinued operation at period end	(237.3)	—
Cash and cash equivalents of continuing operations at period end	$1,662.4	$2,787.1

Cash paid for interest:
Continuing operations	$377.8	$246.0
Discontinued operation	12.5	14.6
Total	$390.3	$260.6

Net cash paid (refunded) for taxes – continuing operations	$(1.7)	$14.4

Revenue and Operating Cash Flow

In the following tables, we present revenue and operating cash flow by reportable segment of our continuing operations for the three months ended March 31, 2012, as compared to the corresponding prior year period. All of the reportable segments derive their revenue primarily from broadband communications services, including video, broadband internet and telephony services. Most reportable segments also provide B2B services. At March 31, 2012, our operating segments in the UPC Broadband Division provided broadband communications services in 10 European countries and direct-to-home (“DTH”) services to customers in the Czech Republic, Hungary, Romania and Slovakia through a Luxembourg-based organization that we refer to as “UPC DTH.” Our Germany segment includes Unitymedia and KBW. Our Other Western Europe segment includes our broadband communications operating segments in Austria and Ireland. Our Central and Eastern Europe segment includes our broadband communications operating segments in the Czech Republic, Hungary, Poland, Romania and Slovakia. The UPC Broadband Division’s central and other category includes (i) the UPC DTH operating segment, (ii) costs associated with certain centralized functions, including billing systems, network operations, technology, marketing, facilities, finance and other administrative functions and (iii) intersegment eliminations within the UPC Broadband Division. Telenet provides broadband communications operations in Belgium. In Chile, the VTR Group includes VTR, which provides broadband communications services, and VTR Wireless, which is undertaking the launch of mobile services through a combination of its own wireless network and certain third-party wireless access arrangements. Our corporate and other category includes (i) less significant operating segments that provide (a) broadband communications services in Puerto Rico and (b) programming and other services in Europe and Argentina and (ii) our corporate category. Intersegment eliminations primarily represent the elimination of intercompany transactions between our broadband communications and programming operations, primarily in Europe.
As further described in note 14 to the condensed consolidated financial statements included in our most recently filed Form 10-Q, segment information for all periods presented has been restated to present Austar as a discontinued operation.

For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during 2012, we have adjusted our historical revenue and OCF for the three months ended March 31, 2011 to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2011 and 2012 in our rebased amounts for the three months ended March 31, 2011 to the same extent that the revenue and OCF of such entities are included in our results for the three months ended March 31, 2012, (ii) exclude the pre-disposition revenue and OCF of a small studio business that was disposed of at the beginning of 2012 from our rebased amounts for the three months ended March 31, 2011 and (iii) reflect the translation of our rebased amounts for the three months ended March 31, 2011 at the applicable average foreign currency exchange rates that were used to translate our results for the three months ended March 31, 2012. The acquired entities that have been included in whole or in part in the determination of our rebased revenue and OCF for the three months ended March 31, 2011 include KBW, Aster and three small entities in Europe. We have reflected the revenue and OCF of the acquired entities in our 2011 rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (i) any significant differences between GAAP and local generally accepted accounting principles, (ii) any significant effects of acquisition accounting adjustments, (iii) any significant differences between our accounting policies and those of the acquired entities and (iv) other items we deem appropriate. We do not adjust pre-acquisition periods to eliminate non-recurring items or to give retroactive effect to any changes in estimates that might be implemented during post-acquisition periods. As we did not own or operate the acquired businesses during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue and OCF of these entities on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. The adjustments reflected in our rebased amounts have not been prepared with a view towards complying with Article 11 of the SEC's Regulation S-X. In addition, the rebased growth percentages are not necessarily indicative of the revenue and OCF that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased amounts or the revenue and OCF that will occur in the future. The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis, and are not presented as a measure of our pro forma financial performance. Therefore, we believe our rebased data is not a non-GAAP financial measure as contemplated by Regulation G or Item 10 of Regulation S-K.

In each case, the following tables present (i) the amounts reported by each of our reportable segments for the comparative period, (ii) the U.S. dollar change and percentage change from period to period and (iii) the percentage change from period to period on a rebased basis.

Revenue	Three months ended March 31,		Increase (decrease)		Increase (decrease)
	2012	2011	$	%	Rebased %
	in millions, except % amounts
UPC Broadband Division:
Germany	$560.7	$335.0	$225.7	67.4	9.7
The Netherlands	310.7	310.2	0.5	0.2	4.5
Switzerland	315.5	299.7	15.8	5.3	2.8
Other Western Europe	209.7	216.6	(6.9)	(3.2)	0.9
Total Western Europe	1,396.6	1,161.5	235.1	20.2	5.6
Central and Eastern Europe	280.9	265.1	15.8	6.0	(0.2)
Central and other	28.2	30.1	(1.9)	(6.3)	—
Total UPC Broadband Division	1,705.7	1,456.7	249.0	17.1	4.4
Telenet (Belgium)	477.5	454.3	23.2	5.1	9.6
VTR Group (Chile)	224.5	214.1	10.4	4.9	6.5
Corporate and other	151.4	153.8	(2.4)	(1.6)	—
Intersegment eliminations	(22.1)	(21.0)	(1.1)	(5.2)	—
Total	$2,537.0	$2,257.9	$279.1	12.4	5.5

Operating Cash Flow	Three months ended March 31,		Increase (decrease)		Increase (decrease)
	2012	2011	$	%	Rebased %
	in millions, except % amounts
UPC Broadband Division:
Germany	$323.0	$199.8	$123.2	61.7	6.4
The Netherlands	182.7	180.7	2.0	1.1	5.5
Switzerland	178.2	166.7	11.5	6.9	4.4
Other Western Europe	97.4	99.6	(2.2)	(2.2)	1.9
Total Western Europe	781.3	646.8	134.5	20.8	5.1
Central and Eastern Europe	137.6	127.3	10.3	8.1	(0.9)
Central and other	(37.1)	(33.6)	(3.5)	(10.4)	—
Total UPC Broadband Division	881.8	740.5	141.3	19.1	3.7
Telenet (Belgium)	235.8	232.8	3.0	1.3	5.7
VTR Group (Chile)	75.2	84.4	(9.2)	(10.9)	(9.5)
Corporate and other	2.8	4.2	(1.4)	(33.3)	—
Total	$1,195.6	$1,061.9	$133.7	12.6	3.1

Total (excluding VTR Wireless)[1]					3.9

_________________________________________

1	Represents our consolidated rebased growth rate, excluding the incremental OCF deficit of VTR Wireless.

Operating Cash Flow Definition and Reconciliation

Operating cash flow is not a GAAP measure. Operating cash flow is the primary measure used by our chief operating decision maker to evaluate segment operating performance. Operating cash flow is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources to segments and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, operating cash flow is defined as revenue less operating and selling, general and administrative expenses (excluding stock-based compensation, depreciation and amortization, provisions for litigation, and impairment, restructuring and other operating charges or credits). Other operating charges or credits include (i) gains and losses on the disposition of long-lived assets, (ii) direct acquisition costs, such as third-party due diligence, legal and advisory costs, and (iii) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe operating cash flow is a meaningful measure and is superior to available GAAP measures because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (i) readily view operating trends, (ii) perform analytical comparisons and benchmarking between segments and (iii) identify strategies to improve operating performance in the different countries in which we operate. We believe our operating cash flow measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Operating cash flow should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings (loss), cash flow from operating activities and other GAAP measures of income or cash flows. A reconciliation of total segment operating cash flow to our operating income is presented below.

	Three months ended March 31,
	2012	2011
	in millions
Total segment operating cash flow from continuing operations	$1,195.6	$1,061.9
Stock-based compensation expense	(27.7)	(33.9)
Depreciation and amortization	(670.7)	(589.0)
Impairment, restructuring and other operating charges, net	(2.9)	(6.1)
Operating income	$494.3	$432.9

Summary of Debt, Capital Lease Obligations and Cash and Cash Equivalents

The following table2 details the U.S. dollar equivalent balances of our third-party consolidated debt, capital lease obligations and cash and cash equivalents at March 31, 2012:

		Capital	Debt and	Cash
		Lease	Capital Lease	and Cash
	Debt[3]	Obligations	Obligations	Equivalents
	in millions
LGI and its non-operating subsidiaries	$1,175.6	$—	$1,175.6	$846.0
UPC Holding (excluding VTR Group)	11,899.9	34.8	11,934.7	54.9
Unitymedia	3,575.0	646.8	4,221.8	17.9
Telenet	3,619.6	404.4	4,024.0	576.3
KBW	3,044.4	316.7	3,361.1	64.9
Chellomedia	252.4	—	252.4	12.0
Liberty Puerto Rico	162.1	—	162.1	13.1
VTR Group[4]	49.1	0.5	49.6	74.9
Other operating subsidiaries	—	—	—	2.4
Total LGI	$23,778.1	$1,403.2	$25,181.3	$1,662.4

Capital Expenditures

The table below highlights the categories of our property and equipment additions for the indicated periods and reconciles those additions to the capital expenditures that we present in our condensed consolidated statements of cash flows.

	Three months ended March 31,
	2012	2011
	in millions
Customer premises equipment	$207.4	$177.8
Scalable infrastructure	79.4	66.5
Line extensions	64.6	53.3
Upgrade/rebuild	84.6	66.0
Support capital	70.2	64.2
Other, including Chellomedia	1.2	2.1
Property and equipment additions	507.4	429.9
Assets acquired under capital-related vendor financing arrangements	(24.7)	—
Assets acquired under capital leases	(12.7)	(7.5)
Changes in current liabilities related to capital expenditures	51.3	67.2
Total capital expenditures[5]	$521.3	$489.6

Capital expenditures as % of revenue	20.5%	21.7%

_________________________________________

2	Except as otherwise indicated, the amounts reported in the table include the named entity and its subsidiaries.

3	Debt amounts for UPC Holding and Telenet include senior secured notes issued by special purpose entities that are consolidated by each.

4	Of these amounts, VTR Wireless accounts for $49 million of the debt and $18 million of the cash of VTR Group.

5
The capital expenditures that we report in our consolidated cash flow statements do not include amounts that are financed under vendor financing or capital lease arrangements. Instead, these expenditures are reflected as non-cash additions to our property and equipment when the underlying assets are delivered, and as repayments of debt when the principal is repaid.

Free Cash Flow and Adjusted Free Cash Flow Definition and Reconciliation

We define FCF as net cash provided by our operating activities, plus (i) excess tax benefits related to the exercise of stock incentive awards and (ii) cash payments for direct acquisition costs, less (a) capital expenditures, as reported in our consolidated cash flow statements, (b) principal payments on vendor financing obligations and (c) principal payments on capital leases (exclusive of our network lease in Belgium and our duct leases in Germany), with each item excluding any cash provided or used by our discontinued operations. We also present Adjusted FCF, which adjusts FCF for the incremental FCF deficit associated with the VTR Wireless mobile initiative and, during the 2011 period, payments associated with Old Unitymedia’s pre-acquisition capital structure. These adjustments are consistent with how we set our 2012 Adjusted FCF guidance targets. FCF and Adjusted FCF are not GAAP measures of liquidity.

We believe that our presentation of FCF and Adjusted FCF provides useful information to our investors because this measure can be used to gauge our ability to service debt and fund new investment opportunities. In addition, we believe that Adjusted FCF is meaningful because it provides investors with a better baseline for comparing our ongoing FCF and Adjusted FCF profile. FCF and Adjusted FCF should not be understood to represent our ability to fund discretionary amounts, as we have various mandatory and contractual obligations, including debt repayments, which are not deducted to arrive at this amount. Investors should view FCF and Adjusted FCF as supplements to, and not substitutes for, GAAP measures of liquidity included in our consolidated cash flow statements. The following table provides the reconciliation of our continuing operations’ net cash provided by operating activities to FCF and Adjusted FCF for the indicated periods:

	Three months ended March 31,
	2012	2011
	in millions
Net cash provided by operating activities of continuing operations	$754.8	$694.4
Excess tax benefits from stock-based compensation[6]	0.5	20.2
Cash payments for direct acquisition costs[7]	12.9	3.8
Capital expenditures	(521.3)	(489.6)
Principal payments on vendor financing obligations	(2.0)	—
Principal payments on certain capital leases	(3.0)	(2.5)
FCF	$241.9	$226.3

FCF	$241.9	$226.3
Payments associated with Old Unitymedia’s pre-acquisition capital structure[8]	—	6.4
FCF deficit of VTR Wireless	37.4	9.8
Adjusted FCF	$279.3	$242.5

_________________________________________

6
Excess tax benefits from stock-based compensation represent the excess of tax deductions over the related financial reporting stock-based compensation expense. The hypothetical cash flows associated with these excess tax benefits are reported as an increase to cash flows from financing activities and a corresponding decrease to cash flows from operating activities in our condensed consolidated cash flow statements.

7	Represents costs paid during the period to third parties directly related to acquisitions.

8
Represents derivative payments on the pre-acquisition capital structure of Old Unitymedia during the post-acquisition period. These payments were reflected as a reduction of cash provided by operations in our consolidated cash flow statements during the three months ended March 31, 2011. Old Unitymedia's pre-acquisition debt was repaid on March 2, 2010 with part of the proceeds of the debt incurred for the Unitymedia acquisition.

RGUs, Customers and Bundling9

The following table provides information on the breakdown of our RGUs and customer base and highlights our customer bundling metrics at March 31, 2012, December 31, 2011 and March 31, 2011:

	March 31, 2012	December 31, 2011	March 31, 2011	Q1’12 / Q4’11 (% Change)	Q1’12 / Q1’11 (% Change)
Total RGUs
Total Video RGUs	18,349,200	18,405,500	15,908,400	(0.3)%	15.3%
Total Broadband Internet RGUs	8,480,700	8,159,300	6,595,200	3.9%	28.6%
Total Telephony RGUs	6,546,500	6,225,300	4,764,800	5.2%	37.4%
LGI Consolidated	33,376,400	32,790,100	27,268,400	1.8%	22.4%

Total Customers
UPC Broadband	16,174,600	16,116,300	13,369,800	0.4%	21.0%
Telenet	2,180,700	2,198,500	2,253,700	(0.8)%	(3.2)%
VTR	1,108,900	1,101,800	1,074,700	0.6%	3.2%
Other	122,700	121,600	121,800	0.9%	0.7%
Liberty Global Consolidated	19,586,900	19,538,200	16,820,000	0.2%	16.5%

Total Single-Play Customers	11,231,600	11,455,800	10,265,800	(2.0)%	9.4%
Total Double-Play Customers	2,920,700	2,913,100	2,659,900	0.3%	9.8%
Total Triple-Play Customers	5,434,600	5,169,300	3,894,300	5.1%	39.6%

% Dual-Play Customers
UPC Broadband	12.7%	12.6%	13.4%	0.8%	(5.2)%
Telenet	28.3%	28.2%	27.1%	0.4%	4.4%
VTR	20.6%	21.2%	21.7%	(2.8)%	(5.1)%
Liberty Global Consolidated	14.9%	14.9%	15.8%	0.0%	(5.7)%

% Triple-Play Customers
UPC Broadband	25.2%	23.9%	19.9%	5.4%	26.6%
Telenet	37.0%	35.6%	32.6%	3.9%	13.5%
VTR	46.2%	45.2%	43.4%	2.2%	6.5%
Liberty Global Consolidated	27.7%	26.5%	23.2%	4.5%	19.4%

RGUs per Customer Relationship
UPC Broadband	1.63	1.60	1.53	1.9%	6.5%
Telenet	2.02	1.99	1.92	1.5%	5.2%
VTR	2.13	2.12	2.09	0.5%	1.9%
Liberty Global Consolidated	1.70	1.68	1.62	1.2%	4.9%

ARPU per Customer Relationship10

The following table provides ARPU per customer relationship for the indicated periods:

	Three months ended March 31,			FX Neutral
	2012	2011	% Change	% Change[11]
UPC Broadband	€23.76	€23.3	2.0%	1.7%
Telenet	€45.42	€41.02	10.7%	10.7%
VTR	CLP 30,613	CLP 29,475	3.9%	3.9%
LGI Consolidated	$36.36	$37.26	(2.4)%	1.2%

_________________________________________

9	The RGU, customer and bundling statistics reported for periods prior to January 1, 2012 have not been restated to reflect the January 1, 2012 change in our reporting of SOHO RGUs.

10
ARPU per customer relationship refers to the average monthly subscription revenue per average customer relationship and is calculated by dividing the average monthly subscription revenue (excluding installation, late fees and mobile telephony revenue) for the indicated period, by the average of the opening and closing balances for customer relationships for the period. Customer relationships of entities acquired during the period are normalized. Unless otherwise indicated, ARPU per customer relationship for UPC Broadband and LGI Consolidated are not adjusted for currency impacts. ARPU per customer relationship amounts reported for periods prior to January 1, 2012 have not been restated to reflect the January 1, 2012 change in our reporting of SOHO RGUs. In addition, it should be noted that ARPU per customer relationship for UPC Broadband and for LGI Consolidated is adversely impacted by the inclusion of KBW in Q1 2012.

11
The FX-neutral change represents the percentage change on a year-over-year basis adjusted for FX impacts and is calculated by adjusting the prior year figures to reflect translation at the foreign currency rates used to translate the current year amounts.

Fixed Income Overview

The following tables provide preliminary financial information for UPC Holding B.V. (“UPC Holding”) and Chellomedia Programming Financing HoldCo B.V. (“Chellomedia Programming”) and are subject to completion of the respective financial statements and to finalization of the respective compliance certificates for the first quarter of 2012. Chellomedia Programming is a component of our Chellomedia business. Our overall Chellomedia business generated revenue of approximately €88 million in Q1 2012.

	Three months ended March 31,
	2012	2011
	in millions
UPC Holding:
Revenue	€1,044.5	€976.5
OCF	€497.0	€461.8

Chellomedia Programming:
Revenue	€77.8	€78.9
OCF	€18.5	€15.5

	Debt, Cash and Leverage at March 31, 2012[12]
	Total Debt[13]	Cash	Sr. Leverage	Total Leverage
	in millions
UPC Holding	€8,952.1	€83.7	3.86x	4.67x
Chellomedia Programming	€189.3	€8.7	2.67x	2.67x

Operating Cash Flow Definition and Reconciliations

Operating cash flow is not a GAAP measure. For additional discussion of OCF, please see page 12. The following tables provide the reconciliations of OCF to operating income:

	Three months ended March 31,
	2012	2011
	in millions
UPC Holding
Total segment operating cash flow	€497.0	€461.8
Stock-based compensation expense	(4.3)	(3.3)
Related-party fees and allocations, net	0.4	(1.5)
Depreciation and amortization	(256.7)	(239.7)
Impairment, restructuring and other operating charges, net	0.7	(2.3)
Operating income	€237.1	€215.0
Chellomedia Programming
Total segment operating cash flow	€18.5	€15.5
Stock-based compensation expense	(0.4)	(0.3)
Related-party management fees	(2.7)	(2.8)
Depreciation and amortization	(5.6)	(6.3)
Impairment, restructuring and other operating charges	(0.1)	—
Operating income	€9.7	€6.1
_________________________________________

12
In the covenant calculations for UPC Holding, we utilize debt figures which take into account currency swaps calculated at the weighted average FX rates across the period. Reported OCF and debt may differ from what is used in the calculation of the respective covenants. The ratios for each of the two entities are based on March 31, 2012 results, and are subject to completion of our first quarter bank reporting requirements. The ratios for each entity are defined and calculated in accordance with the applicable credit agreement. As defined and calculated in accordance with the UPC Broadband Holding Bank Facility, senior leverage refers to Senior Debt to Annualized EBITDA (last two quarters annualized) and total leverage refers to Total Debt to Annualized EBITDA (last two quarters annualized) for UPC Holding. For Chellomedia Programming, senior leverage refers to Senior Net Debt to Annualized EBITDA (last two quarters annualized) and total leverage refers to Total Net Debt to Annualized EBITDA (last two quarters annualized).

13	Total debt includes capital lease obligations. Debt for UPC Holding and Chellomedia Programming reflects third-party debt only.

	Consolidated Operating Data – March 31, 2012
					Video					Internet		Telephony
	Homes Passed(1)	Two-way Homes Passed(2)	Customer Relationships(3)	Total RGUs(4)	Analog Cable Subscribers(5)	Digital Cable Subscribers(6)	DTH Subscribers(7)	MMDS Subscribers(8)	Total Video	Homes Serviceable(9)	Subscribers(10)	Homes Serviceable(11)	Subscribers(12)

UPC Broadband Division:
Germany	12,470,100	12,064,200	6,948,000	10,612,400	4,677,300	2,067,500	—	—	6,744,800	12,064,200	1,918,000	12,064,200	1,949,600
The Netherlands(13)	2,802,000	2,786,300	1,799,100	3,665,500	759,600	1,037,600	—	—	1,797,200	2,798,800	984,900	2,796,000	883,400
Switzerland(13)	2,099,800	1,807,900	1,539,300	2,441,400	959,700	540,700	—	—	1,500,400	2,278,400	565,000	2,278,400	376,000
Austria	1,182,300	1,182,300	705,700	1,341,800	195,100	313,100	—	—	508,200	1,182,300	471,100	1,182,300	362,500
Ireland	867,300	720,800	536,900	922,600	77,300	332,700	—	52,700	462,700	720,800	272,700	691,200	187,200
Total Western Europe	19,421,500	18,561,500	11,529,000	18,983,700	6,669,000	4,291,600	—	52,700	11,013,300	19,044,500	4,211,700	19,012,100	3,758,700
Poland	2,626,800	2,481,200	1,492,900	2,537,200	678,000	662,700	—	—	1,340,700	2,481,200	800,300	2,468,800	396,200
Romania	2,073,500	1,656,300	1,146,100	1,637,400	480,500	376,000	283,800	—	1,140,300	1,656,300	296,800	1,594,400	200,300
Hungary	1,419,000	1,404,900	980,600	1,600,200	312,500	293,400	226,300	—	832,200	1,404,900	441,700	1,407,300	326,300
Czech Republic	1,336,100	1,227,800	747,500	1,226,500	76,200	422,100	85,600	—	583,900	1,227,800	442,100	1,225,100	200,500
Slovakia	484,900	456,100	278,500	403,600	95,200	112,800	49,300	800	258,100	422,900	92,500	422,900	53,000
Total Central & Eastern Europe	7,940,300	7,226,300	4,645,600	7,404,900	1,642,400	1,867,000	645,000	800	4,155,200	7,193,100	2,073,400	7,118,500	1,176,300
Total UPC Broadband Division	27,361,800	25,787,800	16,174,600	26,388,600	8,311,400	6,158,600	645,000	53,500	15,168,500	26,237,600	6,285,100	26,130,600	4,935,000

Telenet (Belgium)	2,850,100	2,850,100	2,180,700	4,409,000	779,500	1,401,200	—	—	2,180,700	2,850,100	1,326,000	2,850,100	902,300

The Americas:
VTR (Chile)	2,763,800	2,139,000	1,108,900	2,361,100	199,400	721,300	—	—	920,700	2,139,000	781,600	2,129,600	658,800
Puerto Rico	353,000	353,000	122,700	217,700	—	79,300	—	—	79,300	353,000	88,000	353,000	50,400
Total The Americas	3,116,800	2,492,000	1,231,600	2,578,800	199,400	800,600	—	—	1,000,000	2,492,000	869,600	2,482,600	709,200

Grand Total	33,328,700	31,129,900	19,586,900	33,376,400	9,290,300	8,360,400	645,000	53,500	18,349,200	31,579,700	8,480,700	31,463,300	6,546,500

	Subscriber Variance Table – March 31, 2012 vs. December 31, 2011
					Video					Internet		Telephony
	Homes Passed(1)	Two-way Homes Passed(2)	Customer Relationships(3)	Total RGUs(4)	Analog Cable Subscribers(5)	Digital Cable Subscribers(6)	DTH Subscribers(7)	MMDS Subscribers(8)	Total Video	Homes Serviceable(9)	Subscribers(10)	Homes Serviceable(11)	Subscribers(12)

UPC Broadband Division:
Germany	24,800	29,700	15,700	228,800	(91,300)	83,700	—	—	(7,600)	29,700	118,500	29,700	117,900
The Netherlands(13)	4,100	2,100	(20,500)	60,000	(48,400)	27,400	—	—	(21,000)	3,200	41,200	2,300	39,800
Switzerland(13)	15,300	31,100	12,500	37,600	42,300	(29,300)	—	—	13,000	24,000	11,800	24,000	12,800
Austria	2,000	2,000	24,600	37,400	(13,700)	11,000	—	—	(2,700)	2,000	26,400	2,000	13,700
Ireland	(900)	11,800	3,900	36,200	(5,100)	1,300	—	(2,300)	(6,100)	11,800	17,300	16,600	25,000
Total Western Europe	45,300	76,700	36,200	400,000	(116,200)	94,100	—	(2,300)	(24,400)	70,700	215,200	74,600	209,200
Poland	6,700	4,300	(4,100)	42,800	(49,300)	36,600	—	—	(12,700)	4,300	24,500	4,100	31,000
Romania	1,100	5,900	3,500	29,300	(27,700)	24,300	1,000	—	(2,400)	5,900	15,500	5,800	16,200
Hungary	2,000	2,500	15,000	33,700	(10,600)	3,100	7,000	—	(500)	2,500	13,900	2,400	20,300
Czech Republic	1,200	1,200	6,100	14,500	(5,600)	500	4,200	—	(900)	1,200	9,800	1,200	5,600
Slovakia	(1,500)	800	1,600	7,900	(7,200)	3,400	2,600	—	(1,200)	1,500	5,000	1,500	4,100
Total Central & Eastern Europe	9,500	14,700	22,100	128,200	(100,400)	67,900	14,800	—	(17,700)	15,400	68,700	15,000	77,200
Total UPC Broadband Division	54,800	91,400	58,300	528,200	(216,600)	162,000	14,800	(2,300)	(42,100)	86,100	283,900	89,600	286,400

Telenet (Belgium)	6,300	6,300	(17,800)	24,800	(9,500)	(8,300)	—	—	(17,800)	6,300	20,400	6,300	22,200

The Americas:
VTR (Chile)	5,500	9,200	7,100	30,300	(15,200)	18,600	—	—	3,400	9,200	15,300	9,700	11,600
Puerto Rico	—	—	1,100	3,000	—	200	—	—	200	—	1,800	—	1,000
Total The Americas	5,500	9,200	8,200	33,300	(15,200)	18,800	—	—	3,600	9,200	17,100	9,700	12,600

Total Continuing Operations	66,600	106,900	48,700	586,300	(241,300)	172,500	14,800	(2,300)	(56,300)	101,600	321,400	105,600	321,200

ORGANIC CHANGE SUMMARY:
UPC Broadband Div. (excl. Germany)	12,800	46,900	(38,900)	167,700	(206,700)	130,800	13,800	(2,300)	(64,400)	41,600	103,000	45,100	129,100
Germany	24,800	29,700	10,700	219,100	(91,300)	83,700	—	—	(7,600)	29,700	113,500	29,700	113,200
Total UPC Broadband Division	37,600	76,600	(28,200)	386,800	(298,000)	214,500	13,800	(2,300)	(72,000)	71,300	216,500	74,800	242,300
Telenet (Belgium)	6,300	6,300	(17,800)	24,800	(63,200)	45,400	—	—	(17,800)	6,300	20,400	6,300	22,200
The Americas	5,500	9,200	8,200	33,300	(15,200)	18,800	—	—	3,600	9,200	17,100	9,700	12,600
Total Organic Change	49,400	92,100	(37,800)	444,900	(376,400)	278,700	13,800	(2,300)	(86,200)	86,800	254,000	90,800	277,100

Adjustments

Please see next page for adjustments.

	Subscriber Variance Table – March 31, 2012 vs. December 31, 2011
					Video					Internet		Telephony
	Homes Passed(1)	Two-way Homes Passed(2)	Customer Relationships(3)	Total RGUs(4)	Analog Cable Subscribers(5)	Digital Cable Subscribers(6)	DTH Subscribers(7)	MMDS Subscribers(8)	Total Video	Homes Serviceable(9)	Subscribers(10)	Homes Serviceable(11)	Subscribers(12)

ADJUSTMENTS:
SOHO Adjustments(14):
Germany	—	—	5,000	9,700	—	—	—	—	—	—	5,000	—	4,700
The Netherlands	—	—	—	18,100	—	—	—	—	—	—	11,300	—	6,800
Switzerland	—	—	3,200	5,000	—	1,300	—	—	1,300	—	3,600	—	100
Austria	—	—	21,500	27,200	—	—	—	—	—	—	20,700	—	6,500
Ireland	—	—	2,100	3,000	—	—	—	—	—	—	1,700	—	1,300
Poland	—	—	11,900	24,800	—	6,900	—	—	6,900	—	11,000	—	6,900
Romania	—	—	18,400	23,600	8,600	4,100	—	—	12,700	—	6,300	—	4,600
Hungary	—	—	15,200	19,800	—	—	—	—	—	—	8,000	—	11,800
Czech Republic	—	—	3,400	4,400	—	—	—	—	—	—	3,000	—	1,400
Slovakia	—	—	700	700	—	—	—	—	—	—	700	—	—
Q1 2012 Acquisitions – Switzerland	11,600	11,600	8,000	8,000	8,000	—	—	—	8,000	11,600	—	11,600	—
Q1 2012 Poland adjustment	5,600	3,200	—	—	—	—	—	—	—	3,200	—	3,200	—
Q1 2012 Switzerland adjustment(15)	—	—	(3,900)	(3,900)	64,800	(64,800)	—	—	—	—	(3,900)	—	—
Q1 2012 Hungary adjustment	—	—	1,000	1,000	—	—	1,000	—	1,000	—	—	—	—
Q1 2012 Belgium adjustment	—	—	—	—	53,700	(53,700)	—	—	—	—	—	—	—
Net Adjustments	17,200	14,800	86,500	141,400	135,100	(106,200)	1,000	—	29,900	14,800	67,400	14,800	44,100

Net Adds (Reductions) from Continuing Operations	66,600	106,900	48,700	586,300	(241,300)	172,500	14,800	(2,300)	(56,300)	101,600	321,400	105,600	321,200

Footnotes for Operating Data and Subscriber Variance Tables

(1)
Homes Passed are homes or residential multiple dwelling units that can be connected to our networks without materially extending the distribution plant, except for direct-to-home (“DTH”) and Multi-channel Multipoint (“microwave”) Distribution System (“MMDS”) homes. Our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results. We do not count homes passed for DTH. With respect to MMDS, one MMDS customer is equal to one Home Passed. Due to the fact that we do not own the partner networks (defined below) used in Switzerland and the Netherlands (see note 13) or the unbundled loop and shared access network used by one of our Austrian subsidiaries, UPC Austria GmbH (“Austria GmbH”), we do not report homes passed for Switzerland’s and the Netherlands’ partner networks or the unbundled loop and shared access network used by Austria GmbH.

(2)
Two-way Homes Passed are Homes Passed by those sections of our networks that are technologically capable of providing two-way services, including video, internet and telephony services. Due to the fact that we do not own the partner networks used in Switzerland and the Netherlands or the unbundled loop and shared access network used by Austria GmbH, we do not report two-way homes passed for Switzerland’s or the Netherlands’ partner networks or the unbundled loop and shared access network used by Austria GmbH.

(3)
Customer Relationships are the number of customers who receive at least one of our video, internet or telephony services that we count as Revenue Generating Units (“RGUs”), without regard to which or to how many services they subscribe. To the extent that RGU counts include equivalent billing unit (“EBU”) adjustments, we reflect corresponding adjustments to our Customer Relationship counts. For further information regarding our EBU calculation, see Additional General Notes to Tables below. Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two Customer Relationships. We exclude mobile customers from Customer Relationships. For Belgium, Customer Relationships only include customers who subscribe to an analog or digital cable service due to billing system limitations.

(4)
Revenue Generating Unit is separately an Analog Cable Subscriber, Digital Cable Subscriber, DTH Subscriber, MMDS Subscriber, Internet Subscriber or Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in our Austrian system subscribed to our digital cable service, telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Analog Cable, Digital Cable, DTH, MMDS, Internet and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g. a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers, free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our March 31, 2012 RGU counts exclude 437,900 mobile subscriptions in Belgium, Germany, Poland, and the Netherlands.

(5)
Analog Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our analog cable service over our broadband network. The Analog Cable Subscriber counts reported for Germany and Switzerland also include subscribers who may use a purchased set-top box or other non-verifiable means to receive our basic digital cable channels without subscribing to any services that would require the payment of recurring monthly fees in addition to the basic analog service fee (Basic Digital Cable Subscriber). In Germany, our Basic Digital Cable Subscribers are attributable to the fact that our basic digital cable channels are not encrypted in certain portions of our footprint. In Switzerland, our Basic Digital Cable Subscribers are attributable to subscribers who use purchased set-top boxes or other non-verifiable means to receive our digital cable channels. In Europe, we have approximately 426,300 “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of video cable service, with only a few channels.

(6)
Digital Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our digital cable service over our broadband network or through a partner network. We count a subscriber with one or more digital converter boxes that receives our digital cable service in one premises as just one subscriber. A Digital Cable Subscriber is not counted as an Analog Cable Subscriber. As we migrate customers from analog to digital cable services, we report a decrease in our Analog Cable Subscribers equal to the increase in our Digital Cable Subscribers. As discussed in further detail in note 5 above, Basic Digital Cable Subscribers are not included in the respective Digital Cable Subscriber counts reported for Germany and Switzerland. Subscribers in Belgium who receive digital cable service through a purchased digital set-top box, but do not subscribe to any services that would require the payment of a recurring monthly service fee in addition to the basic analog service fee, are counted as Digital Cable Subscribers to the extent that we are able to verify that such individuals are subscribing to our analog cable service. At March 31, 2012, we included 166,900 of these subscribers in the Digital Cable Subscribers reported for Belgium. Subscribers to digital cable services provided by our operations in Switzerland and the Netherlands over partner networks receive analog cable services from the partner networks as opposed to our operations.

(7)	DTH Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming broadcast directly via a geosynchronous satellite.

(8)	MMDS Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming via MMDS.

(9)
Internet Homes Serviceable are Two-way Homes Passed that can be connected to our network, or a partner network with which we have a service agreement, for the provision of broadband internet services if requested by the customer, building owner or housing association, as applicable. With respect to Austria GmbH, we do not report as Internet Homes Serviceable those homes served either over an unbundled loop or over a shared access network.

(10)
Internet Subscriber is a home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network. Our Internet Subscribers in Austria include 69,400 residential digital subscriber line (“DSL”) subscribers of Austria GmbH that are not serviced over our networks. Our Internet Subscribers do not include customers that receive services from dial-up connections. In Germany, we offer a 128Kbps wholesale internet service to housing associations on a bulk basis. Our Internet Subscribers in Germany include 6,400 subscribers within such housing associations who have requested and received a modem that enables the receipt of this 128Kbps wholesale internet service.

(11)
Telephony Homes Serviceable are Two-way Homes Passed that can be connected to our network, or a partner network with which we have a service agreement, for the provision of telephony services if requested by the customer, building owner or housing association, as applicable. With respect to Austria GmbH, we do not report as Telephony Homes Serviceable those homes served over an unbundled loop rather than our network.

(12)
Telephony Subscriber is a home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers exclude mobile telephony subscribers. Our Telephony Subscribers in Austria include 52,600 residential subscribers of Austria GmbH that are not serviced over our networks.

Footnotes for Operating Data and Subscriber Variance Tables (Continued)

(13)
Pursuant to service agreements, Switzerland and, to a much lesser extent, the Netherlands offer digital cable, broadband internet and telephony services over networks owned by third-party cable operators (“partner networks”). A partner network RGU is only recognized if there is a direct billing relationship with the customer. Homes Serviceable for partner networks represent the estimated number of homes that are technologically capable of receiving the applicable service within the geographic regions covered by the applicable service agreements. Internet and Telephony Homes Serviceable with respect to partner networks have been estimated by our Switzerland operations. These estimates may change in future periods as more accurate information becomes available. At March 31, 2012, Switzerland’s partner networks account for 121,000 Customer Relationships, 191,300 RGUs, 64,400 Digital Cable Subscribers, 470,500 Internet and Telephony Homes Serviceable, 74,500 Internet Subscribers, and 52,400 Telephony Subscribers. In addition, partner networks account for 481,000 of Switzerland’s digital cable homes serviceable that are not included in Homes Passed or Two-way Homes Passed in our March 31, 2012 subscriber table.

(14)
Most of our subsidiaries provide telephony, broadband internet, data, video or other business-to-business (“B2B”) services, primarily in Belgium, Switzerland, the Netherlands, Austria, Ireland, Hungary, Romania, and the Czech Republic. Certain of our B2B revenue is derived from small or home office (“SOHO”) subscribers that receive video, internet or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. Effective January 1, 2012, we recorded non-organic adjustments to begin including the SOHO subscribers of our UPC Broadband Division in our RGU and customer counts. As a result, all of our operations now include SOHO subscribers in their respective RGU and customer counts. With the exception of our B2B SOHO subscribers, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes. At December 31, 2011, September 30, 2011, June 30, 2011, March 31, 2011 and December 31, 2010, SOHO RGUs of our UPC Broadband Division of 136,300, 117,600, 105,500, 92,000 and 80,800, respectively, were excluded from our then reported RGU counts.

(15)
Effective January 1, 2012, we began reporting Switzerland’s Basic Digital Cable Subscribers as Analog Cable Subscribers. In connection with this change, we reclassified 64,800 RGUs from Digital Cable Subscribers to Analog Cable Subscribers. For additional information, see note 5 above.

Additional General Notes to Tables:
Certain of our residential and commercial RGUs are counted on an EBU basis, including residential multiple dwelling units and commercial establishments, such as bars, hotels and hospitals, in Chile and Puerto Rico and certain commercial establishments in Europe (with the exception of Germany and Belgium, where we do not count any RGUs on an EBU basis). Our EBUs are generally calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. As such, we may experience variances in our EBU counts solely as a result of changes in rates. In Germany, homes passed reflect the footprint, and two-way homes passed and internet and telephony homes serviceable reflect the technological capability, of our network up to the street cabinet, with drops from the street cabinet to the building generally added, and in-home wiring generally upgraded, on an as needed or success-based basis. In Belgium, Telenet leases a portion of its network under a long-term capital lease arrangement. These tables include operating statistics for Telenet’s owned and leased networks.

While we take appropriate steps to ensure that subscriber statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber counting process. We periodically review our subscriber counting policies and underlying systems to improve the accuracy and consistency of the data reported on a prospective basis. Accordingly, we may from time to time make appropriate adjustments to our subscriber statistics based on those reviews.

Subscriber information for acquired entities is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.